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                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

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
Years Ended December 31, (Millions)          2002     2001     2000     1999     1998
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
Earnings:
  Net income                               $  228   $  277   $  286   $  223   $  237
  Income tax provision                        118      140      150      120      128
  Interest expense                            916    1,458    1,459    1,130    1,190
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Total earnings (a)                         $1,262   $1,875   $1,895   $1,473   $1,555
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Fixed charges - interest expense (b)       $  916   $1,458   $1,459   $1,130   $1,190
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Ratio of earnings to fixed charges (a/b)     1.38     1.29     1.30     1.30     1.31
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Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.